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                                                                   EXHIBIT 99.1

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[IPL                                                               NEWS
SYSTEMS
LOGO]                                                              RELEASE
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                                                COMPANY CONTACT: ANITA BUCHANAN
                                                               IPL SYSTEMS, INC.
                                                                 (508) 461-1090


FOR IMMEDIATE RELEASE

                           IPL SYSTEMS, INC. REPORTS
                           CLOSING OF ANDATACO MERGER

MAYNARD, MA (JUNE 3, 1997) - IPL SYSTEMS, INC. (NASDAQ/SMALLCAP IPLS) today announced that it has completed the closing of the merger transaction with ANDATACO according to the terms of the Agreement and Plan of Merger and Reorganization entered into by the two companies on February 28, 1997. IPL shareholders approved the plan on June 3.

Under the agreement, the shareholders of ANDATACO were issued a total of 18,078,381 shares of IPL Class A Common Stock, of which 10% are to be held in escrow for one year, and an additional 272,982 shares were reserved for issuance upon exercise of certain outstanding warrants and options of ANDATACO. IPL now has a total of 23,712,200 shares issued and outstanding, and W. David Sykes, the principal shareholder of ANDATACO, is now the controlling shareholder of the combined companies. Immediately following the closing, Harris Ravine was elected Chairman and CEO of IPL and W. David Sykes was elected to be a director, Vice Chairman and President.

In the combined companies, sales and distribution will be driven from three groups. ANDATACO Sales will continue to handle sales and distribution of end-user and reseller products. ESP Sales will continue to develop OEM partnerships based on ANDATACO's Enterprise Storage Packaging (ESP), related storage management software and other strategic hardware and software technologies. The Professional Services Group will provide customers with value-added technical and consulting services. IPL Systems' Maynard, Massachusetts operations will be the research and development organization, supplemented by ANDATACO's software engineering staff. Maynard operations will also include certain advanced production, marketing responsibilities and technical support.

Based on their respective financial reporting schedules, the aggregate 1996 revenues of the two companies totaled more than $100 million, and current employees total 235, including 70 sales personnel in 19 sales offices worldwide. For financial reporting purposes, the results of the combined businesses will be reported based on ANDATACO's
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fiscal year, which ends on October 31. Shares will be traded on the Nasdaq
SmallCap Market under the symbol "IPLS."

Chairman and CEO Harris Ravine stated, "The completion of this merger marks the emergence of an NT and UNIX storage provider which combines IPL's traditional engineering capability and ANDATACO's successful sales and distribution channels as well as its service commitment. The integration of the two organizations began prior to closing to assure a smooth transition, and we are encouraged by the progress to date. One result of this collaboration is that, within 30 days, we expect to introduce a new high availability RAID storage solution that combines IPL's dual active controller technology with ANDATACO's unique ESP enclosure, offering attractive features and price performance advantages compared to available technologies."

Vice Chairman and President W. David Sykes commented, "I am pleased that we have moved from focusing on the merger process to the introduction of new products, expansion of our markets and management of the company's performance. The development of OEM partnership initiatives and the new Professional Services Group offer particularly exciting new avenues for increasing our business opportunities. I know that both organizations believe that ANDATACO and IPL are an excellent match and we look forward to realizing the potential of the new company."

ANDATACO-IPL Systems, Inc., with offices in San Diego, California and Maynard, Massachusetts, designs, manufactures and distributes open-architecture storage solutions for UNIX and Windows NT environments. The combined companies design high availability disk storage, tape backup and restore solutions based on their unique controllers and intelligent enclosure technology. The companies distribute internally developed products, and products from other manufacturers, through a network of 19 sales offices worldwide and through business affiliates in Europe, Asia, Latin America, Canada and Australia.